EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement made effective as of October 23, 2014 (the “Effective Date”).

BETWEEN:

QLT INC., having an address of 887 Great Northern Way, Suite 250, Vancouver, British Columbia, V5T 4T5, Canada.

(“QLT” or the “Company”)

AND:

GEOFFREY F. COX

(“Dr. Cox”)

WHEREAS:

A.	QLT has offered to Dr. Cox employment with QLT as Interim Chief Executive Officer.

B.	QLT and Dr. Cox have agreed to enter into this Agreement setting out the terms and conditions of Dr. Cox’s employment with QLT.

NOW THEREFORE in consideration of the compensation to be paid under this Agreement by QLT to Dr. Cox, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Dr. Cox agree as follows:

1.	POSITION AND DUTIES

1.1

Position and Term – Effective October 23, 2014 (the “Commencement Date”), QLT will employ Dr. Cox in the position of Interim Chief Executive Officer and Dr. Cox agrees to be employed by QLT in that position, subject to the terms and conditions of this Agreement. Dr. Cox’s employment will terminate 6 months after the Commencement Date, unless earlier terminated as provided for below or extended by mutual agreement in writing. A condition of Dr. Cox’s employment and continued employment is that he seek, obtain, and maintain the right to work in Canada in this position. QLT will pay the costs associated with obtaining a permit to work in Canada. If Dr. Cox is not able to secure the right to work in Canada by October 23, 2014, then QLT may in its discretion delay the Commencement Date as it considers appropriate; provided, however, that if Dr. Cox is not able to secure the right to work in Canada by November 15, 2014, either party may notify the other that this Agreement is terminated with no obligation on either party to the other, except that if Dr. Cox has commenced employment then QLT will make the payments to Dr. Cox specified in Section 3.1 but only for the period from the date employment commenced to the date that either party provides such notice and Dr. Cox will be bound by Section 6 of this Agreement. Dr. Cox’s employment is also subject to the completion of satisfactory background checks and police clearances. Employment hereunder is in addition to Dr. Cox’s continuing services as a member of the Board of Directors of the Company (“Board”) (which service is separate from this Agreement, except that he will not receive any director’s fees while he is employed under this Agreement).

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1.2	Duties, Reporting and Efforts – In the performance of his duties, Dr. Cox will:

(a)

Overall Responsibilities – As Interim Chief Executive Officer, have responsibility commensurate with the position of Chief Executive Officer and with a focus on the Company achieving its strategic objectives, increasing shareholder value and maintaining the integrity of QLT’s internal controls and reporting systems.

(b)	Report – Report, as and when required, to the Board of Directors of QLT (the “Board”).

(c)

Best Efforts and Compliance with Policies, etc. – Use his best efforts, industry and knowledge to carry out the duties and functions of Interim Chief Executive Officer and comply with all of QLT’s rules, regulations, policies (including QLT’s Code of Ethics and Code of Exemplary Conduct) and procedures, as established from time to time and to endeavor to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations. Dr. Cox confirms that he is not now nor has in the past been debarred by the United States Food and Drug Administration under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act and he has never been convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product. In the event that Dr. Cox is, or learns that he will be (i) debarred under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act, or (ii) convicted under the Food, Drug and Cosmetic Act or under the Generic Drug Enforcement Act or under any other federal law for conduct relating to the development or approval of a drug product and/or relating to a drug product, he will immediately notify QLT in writing.

(d)

Working Day and Location – Devote his attention and energies to the business and affairs of QLT and his duties as Interim Chief Executive Officer, working such hours, both at work in person and remotely, as are necessary to perform the position in a timely and effective manner. Dr. Cox will commute on a regular basis from his home in Boston to Vancouver. Dr. Cox may be in QLT’s Vancouver office less than 5 days per week but despite this he will work on a full-time basis. Dr. Cox may continue to serve on other boards of directors, including the boards of directors of Biota Pharmaceuticals Inc., Lakewood-Amedex LLC and the Massachusetts Biotechnology Council, provided that these services do not conflict with any obligation to QLT and do not materially interfere with Dr. Cox’s obligations under this Agreement.

2.	COMPENSATION

2.1	Compensation – In return for his services under this Agreement, effective as of the Commencement Date, QLT agrees to pay or otherwise provide the following total compensation to Dr. Cox:

(a)

Base Salary – A monthly amount of USD $40,000.00 payable semi-monthly in arrears (the “Base Salary”). QLT will, in a manner that it determines in its discretion, convert the Base Salary for each pay period into the then equivalent amount of Canadian dollars for payment to Dr. Cox in Canadian dollars through the QLT payroll system.

(b)

Benefit Plans – Effective as of the Commencement Date, coverage for Dr. Cox and his eligible dependents under the benefit plans provided by/through QLT to its non-Canadian resident employees, subject to:

I.	Each plan’s terms for eligibility;

II.	Dr. Cox taking the necessary steps to ensure effective enrollment or registration under each plan; and

III.	Customary deductions of employee contributions for the premiums of each plan.

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As at the date of this Agreement, the employee benefit plans provided by/through QLT to its non-Canadian employees are provided through the CANUS plan offered by Great West Life Assurance Company and for Dr. Cox will currently include life insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance, out-of-country travel coverage, and short and long term disability insurance and will provide coverage for Dr. Cox while in Canada. For clarity, these benefits will not include accidental death and dismemberment insurance. QLT and Dr. Cox agree that employee benefit plans provided by/through QLT to its non-Canadian employees may change from time to time. In the event of any increases in plan premiums during Dr. Cox’s employment, QLT will pay any such increase in premium. The choice of plan and coverage terms will always be at the sole discretion of QLT and Great West Life Assurance Company and may change at any time, and therefore QLT does not guarantee the scope or amount of coverage Dr. Cox may receive as part of his health and life insurance coverage. In addition, this coverage is not intended to replace his existing coverage. To the extent Dr. Cox’s existing health and life insurance coverage provides him with benefits not provided under Great West Life Assurance Company’s CANUS plan or other health and life coverage which may be provided by QLT at any time, Dr. Cox may wish to obtain additional coverage at his expense.

(c)

Expense Reimbursement – Reimbursement, in accordance with QLT’s Policy and Procedures on QLink (as amended from time to time), of all reasonable business expenses, including accommodation and/or travel expenses incurred by Dr. Cox, subject to his maintaining proper accounts and providing documentation for these expenses upon request. Collectively, these expenses and payments are the “Expenses”.

(d)

Vacation – Two weeks of paid vacation for a 6 month employment term (equivalent to four weeks of paid vacation per year) and if the term is extended by mutual agreement then the equivalent of four weeks of vacation per calendar year, which may be increased from time to time in accordance with QLT’s vacation policy for executive level employees. As per the Company’s Policy and Procedures on QLink (as amended from time to time), unless agreed to in writing by the Company if the term is extended then:

I.	All vacation must be taken within the calendar year in which it is earned by Dr. Cox; and

II.

Vacation entitlement will not be cumulative from calendar year to calendar year; except that Dr. Cox may carry forward 150 hours of vacation from the calendar year in which it is earned to the following calendar year.

(e)

Stock Option Grant – Subject to Board approval, QLT will grant to Dr. Cox options to purchase 150,000 common shares of QLT at a price equal to the closing price of QLT’s common shares on the Toronto Stock Exchange on the later of (i) the Commencement Date or (ii) the date that such grant is approved by the Board of Directors (the “Options”). The Options will vest over 6 months, in equal monthly amounts, starting one month after the Commencement Date. The Options will have a ten year term from the date of grant and be subject to the terms and conditions set out in QLT’s current Stock Option Plan and the applicable stock option agreement.

(f)

Stock Option Plan – Dr. Cox will be eligible to receive from time to time additional stock option grants under any stock option plan offered by QLT to its employees, in accordance with the terms of the plan in effect at the time of the stock option offer(s). Grants of options are discretionary and subject to the approval of the Board of Directors.

(g)	Legal Consultation – Reimbursement for reasonable expenses to a maximum of USD $10,000.00 for independent legal counsel regarding Dr. Cox entering into an employment agreement with QLT.

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(h)

Tax Consultation – Reimbursement for reasonable expenses to a maximum of USD $5,000.00 for each calendar year of his employment for an independent tax consultation regarding the Canadian tax implications of Dr. Cox’s employment status in Canada and/or preparation of his Canadian tax return.

(i)

Commuting Expenses – Reimbursement of his reasonable expenses related to commuting between Dr. Cox’s home in Boston and Vancouver, the cost of hotel accommodation in Vancouver, and related commuting expenses (“Commuting Expenses”). As the reimbursement of these costs may be a taxable benefit, the amount of the reimbursement for the Commuting Expenses will be grossed-up to provide Dr. Cox with sufficient funds to pay the applicable taxes on the Commuting Expenses amount. Commuting Expenses are subject to statutory deductions and the reimbursement of Commuting Expenses is in addition to Dr. Cox’s eligible expenses pursuant to QLT’s Travel Policy and Section 2.1(c) above.

(j)

Indemnity – Dr. Cox will be entitled to full indemnification, including advancement of expenses (if applicable), in accordance with and to the fullest extent permitted under any indemnity agreements previously entered into between Dr. Cox and QLT, QLT’s articles, applicable law and any rights Dr. Cox may have to claim coverage under QLT’s past, current or future director and/or officer insurance policies, in all cases with respect to existing or future claims that may be brought by third parties. The provisions of this paragraph will survive termination of this Agreement for any reason.

2.2

Tax Equalization – QLT will provide Dr. Cox with a tax equalization payment in an amount sufficient to compensate him, after giving effect to all taxes payable in respect of such tax equalization payments, for the amount by which the combined Canadian federal and provincial income tax and any Canadian social security health insurance or similar taxes (collectively, “Canadian Taxes”) and U.S. federal, state and local income tax and any FICA, Medicare or similar U.S. taxes (collectively “U.S. Taxes”) he is required to pay on his Base Salary and other entitlements under paragraphs 2.1(b), (c), (d), (e), (f), (g), (h), and (i), and any cash compensation owing to him upon termination of his employment, that exceeds the U.S. Tax he would have been required to pay on such amounts if his employment had been performed wholly in the state of Massachusetts and limited to his Base Salary and entitlements under paragraphs 2.1(d), (e), (f), and (i), net of all available credits and deductions. Such payments will be made on an estimated basis not less frequently than monthly during the term and trued up within 30 days after the actual amounts are determined for any applicable tax periods. QLT will pay all reasonable costs and professional fees related to calculating this equalization payment. QLT reserves the discretion to establish a reasonable process for determining the tax equalization calculation.

If Dr. Cox establishes his primary residence in Canada, the obligation of QLT under this paragraph will cease provided that there will be a pro-rated adjustment for any partial year.

3.	RESIGNATION

3.1

Resignation – Dr. Cox may resign from his employment with QLT by giving QLT 30 days’ prior written notice (the “Resignation Notice”) of the effective date of his resignation. On receiving a Resignation Notice, QLT may elect to require Dr. Cox to leave the premises forthwith. In any event QLT will make the following payments to Dr. Cox:

(a)

Base Salary – Base Salary owing to Dr. Cox for any prior periods as well as for the period which is the shorter of (i) the 30-day notice period and (ii) either the period to the expiry of the original 6 month term or, if applicable, to the expiry of the then current extended term (the “Resignation Period”).

(b)

Benefits – Except as set out below in this subparagraph 3.1(b), for the Resignation Period, all employee benefit plan coverage enjoyed by Dr. Cox and his eligible dependents immediately prior to the date of his Resignation Notice. Dr. Cox acknowledges and agrees that any short and long term

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disability plans and out-of-country travel coverage (other than benefits that accrued thereunder on or prior to the Last Day) provided through QLT will not be continued beyond the last day that Dr. Cox is actively employed by QLT. The remaining benefits will cease on the last day that Dr. Cox is employed by QLT (the “Last Day”).

(c)

Expense Reimbursement – Reimbursement (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) of all reasonable Expenses and Commuting Expenses incurred by Dr. Cox prior to his Last Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c) and (i), and tax consultation and tax return preparation expenses incurred in accordance with subparagraph 2.1(h).

(d)	Vacation Pay – Payment in respect of accrued but unpaid vacation pay owing to Dr. Cox as at the expiry of the Resignation Period.

(e)

Tax Equalization – Within 30 days of the date that it can be determined, QLT will pay to Dr. Cox any remaining tax equalization payments owing to Dr. Cox in accordance with Section 2.2 or, in the event that the reconciliation results in Dr. Cox owing money to QLT, Dr. Cox will make such payment to QLT.

3.2	Others – In the event of resignation of Dr. Cox as set out in paragraph 3.1, the parties agree:

(a)

Stock Option Plan – Dr. Cox’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Dr. Cox and the applicable stock option agreement applicable to such grants.

4.	TERMINATION

4.1

Termination for Cause – QLT reserves the right to terminate Dr. Cox’s employment at any time for any reason. Should Dr. Cox be terminated for “Cause”, he will not be entitled to any advance notice of termination or pay in lieu thereof. If Dr. Cox is refused permission to work in Canada, or permission expires or is revoked at any time before or during Dr. Cox’s employment with QLT, QLT will have the right to terminate Dr. Cox’s employment and to treat such termination as a termination for “Cause”.

“Cause” the occurrence of any of the following events: (i) willful refusal by Dr. Cox to follow a lawful direction of the Board of Directors of QLT, provided the direction is not materially inconsistent with the duties or responsibilities of the Executive’s position as Chief Executive Officer of the Company, which refusal continues after the Board of Directors has again given the direction in writing, (ii) willful misconduct or reckless disregard by Dr. Cox of his duties or with respect to the interest or material property of the Company, (iii) any act by Dr. Cox of fraud against QLT or significant dishonesty to QLT, (iv) commission by Dr. Cox of a felony as reasonably determined by at least a majority of the members of the Board of Directors of QLT, or (v) a material breach of this Agreement by Dr. Cox or other conduct that constitutes just cause at common law, provided that the nature of such breach or conduct shall be set forth with reasonable particularity in a written notice to Dr. Cox who shall have twenty (20) days following delivery of such notice to cure such alleged breach or conduct, provided that such breach or conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure.

4.2

Termination Other than for Cause – QLT reserves the right to terminate Dr. Cox’s employment at any time prior to the expiry of the 6 month term of this Agreement or any extended term without reason or Cause. However, if (a) QLT terminates Dr. Cox’s employment for any reason other than for Cause then, except in the case of Dr. Cox becoming completely disabled (which is provided for in paragraph 4.6) and subject to the provisions set forth below (including but not limited to Section 4.8), Dr. Cox will be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 4.3.

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4.3

Severance Pay – In the event QLT terminates Dr. Cox’s employment as set out in paragraph 4.2, Dr. Cox will be entitled to payment of an amount equal to the Base Salary for the balance of the 6 month term (the “Severance Pay”). All benefit coverage would cease effective the Last Day. Dr. Cox acknowledges and agrees that Severance Pay is in respect of Base Salary only and, subject to any applicable minimum employment standards legislation requirements, may be paid on a semi-monthly or monthly basis, at QLT’s discretion.

(a)	Other Compensation – QLT will provide the following additional compensation:

I.

QLT will reimburse (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) Dr. Cox for all Expenses and Commuting Expenses properly and reasonably incurred by Dr. Cox on or prior to his Last Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c) and (i), and tax consultation and tax return preparation expenses incurred in accordance with subparagraph 2.1(h).

II.	Payment in respect of accrued but unpaid vacation pay owing to Dr. Cox to his Last Day.

III.

Payment in respect of any remaining tax equalization payments owing to Dr. Cox to his Last Day in accordance with Section 2.2 or, in the event that the reconciliation results in Dr. Cox owing money to QLT, Dr. Cox will make such payment to QLT.

IV.

Dr. Cox’s participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Dr. Cox and the applicable stock option agreement applicable to such grants provided that if Dr. Cox is terminated on or before 6 months after the Commencement Date or in the event of a change of control as defined in the applicable stock option agreement followed by the termination of his employment then the remaining unvested Options will vest and be exercisable in accordance with the Stock Option Plan and the applicable stock option agreement. If at the time of termination Dr. Cox is no longer a member of the Board (i.e. no service relationship with QLT remains), all vested options will expire within 90 days of the termination date.

4.4

Acknowledgement – Dr. Cox acknowledges and agrees that in the event QLT terminates Dr. Cox’s employment as set out in paragraph 4.2, except for the provisions of this Agreement which expressly survive termination of Employment and except for:

(a)	The Severance Pay; and

(b)	The other compensation set out in subparagraph 4.3(a);

QLT will have no further obligations, statutory or otherwise, to Dr. Cox in respect of this Agreement and Dr. Cox’s employment under this Agreement.

4.5

Release – In order to receive the payments and entitlements set out in Section 4.3 of this Agreement Dr. Cox must sign and deliver to QLT a release in the form set out in Schedule A to this Agreement within 30 days of the date of termination. If Dr. Cox does not sign and deliver the release, Dr. Cox will be entitled to only the minimum notice or compensation in lieu of notice, and other entitlements, required by the British Columbia Employment Standards Act.

4.6	Termination Due to Inability to Act

(a)

Termination – QLT may immediately terminate this Agreement by giving written notice to Dr. Cox if he becomes completely disabled (defined below) to the extent that he cannot perform his duties under this Agreement either

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I.	For a period exceeding two consecutive months, or

II.	For a period of two months (not necessarily consecutive) occurring during any 3 month period,

and no other reasonable accommodation can be reached between QLT and Dr. Cox.

(b)	Payments – In the event of termination of Dr. Cox’s employment with QLT pursuant to the provisions of this paragraph 4.6, QLT agrees to pay to Dr. Cox Severance Pay as set out in paragraph 4.3.

(c)

Definition – The term “completely disabled” as used in this paragraph 4.6 will mean the inability of Dr. Cox to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician reasonably acceptable to the Board, determines to keep Dr. Cox from satisfactorily performing any and all essential functions of his position for QLT during the foreseeable future.

4.7

Death – Except as set out below, effective the date of death (the “Date of Death”) of Dr. Cox, this Agreement and both parties’ rights and obligations under this Agreement will terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), QLT will pay the following amounts to Dr. Cox’s estate:

(a)	Base Salary – Base Salary owing to Dr. Cox up to his Date of Death.

(b)

Payment in Lieu of Benefits – In lieu of employee benefit coverage for his eligible dependents after his Date of Death, a payment in the amount of 10% of the Base Salary for the period from the date of death to the expiry of the term or, if applicable, the end of the then current extended term.

(c)

Expense Reimbursement – Reimbursement (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) of all reasonable Expenses and Commuting Expenses incurred by Dr. Cox prior to his Date of Death, subject to the expense reimbursement provisions set out in subparagraphs 2.1(c) and (i), and tax consultation and tax return preparation expenses incurred in accordance with subparagraph 2.1(h).

(d)	Vacation Pay – Payment in respect of accrued but unpaid vacation pay owing to Dr. Cox to his Date of Death.

(e)

Tax Equalization – Within 30 days of the date that it can be determined, payment in respect of any remaining tax equalization payments owing to Dr. Cox to his Date of Death in accordance with Section 2.2 or, in the event that the reconciliation results in Dr. Cox owing money to QLT, Dr. Cox will make such payment to QLT.

After his Date of Death, Dr. Cox’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Dr. Cox and the applicable stock option agreement applicable to such stock options.

4.8

Termination by Expiry of the Term – If the employment of Dr. Cox is not terminated, or extended by agreement in writing, prior to 6 months from the Commencement Date as set out above, then his employment will terminate on the date that is 6 months from the Commencement Date, in which case the following will apply:

(a)	Base Salary – QLT will pay Dr. Cox the Base Salary owing to Dr. Cox up to the Last Day.

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(b)

Expense Reimbursement – Reimbursement (in accordance with QLT’s Policy and Procedures on QLink, as amended from time to time) of all reasonable Expenses and Commuting Expenses incurred by Dr. Cox prior to the Last Day, subject to the expense reimbursement provisions set out in subparagraphs 2.1(c) and (i), and tax consultation and tax return preparation expenses incurred in accordance with subparagraph 2.1(h).

(c)	Vacation Pay – Payment in respect of accrued but unpaid vacation pay owing to Dr. Cox to his Last Day.

(d)

Tax Equalization – Within 30 days of the date that it can be determined, payment in respect of the tax equalization payment owing to Dr. Cox to his Last Day in accordance with Section 2.2 or, in the event that the reconciliation results in Dr. Cox owing money to QLT, Dr. Cox will make such payment to QLT.

(e)

Stock Options – After the Last Day, Dr. Cox’s participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option grant(s) to Dr. Cox and the applicable stock option agreement applicable to such stock options.

(f)	QLT will have no further obligations, statutory or otherwise, to Dr. Cox in respect of this Agreement and Dr. Cox’s employment under this Agreement.

4.9

Benefits – Despite the foregoing, in respect of any termination of the employment of Dr. Cox, all benefits will cease on the Last Day provided that all or part of the benefit coverage (including short and long term disability and out-of-country travel coverage) will cease prior to the Last Day if Dr. Cox is no longer actively employed by QLT or if expressly provided in the plans and policies provided or established by QLT from time to time.

4.10

Transition Services – Following the termination of the employment of Dr. Cox by QLT and at the request of QLT, Dr. Cox will perform duties and responsibilities for QLT as reasonably requested by QLT related to his departure and/or the transition to a new Chief Executive Officer during the period in respect of which Dr. Cox receives Severance Pay. Dr. Cox will not be entitled to any additional compensation for such transition services as the compensation paid to Dr. Cox under this Agreement will constitute full compensation for such services. The parties may agree to terms should transition services be required for any additional period. The parties understand that Dr. Cox may commence new employment or other work after his employment with QLT ceases and will reasonably cooperate with each other with respect to the scheduling of such duties and responsibilities.

5.	CONFLICT OF INTEREST

5.1

Avoid Conflict of Interest – During the term of his employment with QLT, Dr. Cox agrees to conduct himself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, Dr. Cox agrees that he will not accept any financial compensation of any kind, nor any special discount or loan from persons, corporations or organizations having dealings or potential dealings with QLT, either as a customer or a supplier or a co-venturer. QLT and Dr. Cox acknowledge and agree that from time to time the Board may consent in writing to activities by Dr. Cox which might otherwise appear to be a real or apparent conflict of interest.

5.2

No Financial Advantage – During the term of his employment with QLT, Dr. Cox agrees that neither he nor any members of his immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

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5.3	Comply with Policies – During the term of his employment with QLT, Dr. Cox agrees to comply with all written policies issued by QLT dealing with conflicts of interest.

5.4

Breach Equals Cause – Dr. Cox acknowledges and agrees that breach by him of the provisions of this Section 5 continuing, if applicable, after the cure period referred to in Section 4.1, will be Cause for immediate termination by QLT of his employment with QLT.

6.	CONFIDENTIALITY

6.1

Information Held in Trust – Dr. Cox acknowledges and agrees that all business and trade secrets, confidential information and knowledge which Dr. Cox acquires during his employment with QLT relating to the business and affairs of QLT, its affiliates or subsidiaries or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, its affiliates or subsidiaries or in which QLT, its affiliates or subsidiaries are or may become interested and which QLT treats and maintains as confidential (and is not otherwise known or in the public domain) (collectively, “Confidential Information”), will for all purposes and at all times, both during the term of Dr. Cox’s employment with QLT and at all times thereafter, be held by Dr. Cox in trust and used by Dr. Cox only for the exclusive benefit of QLT.

6.2	Non Disclosure – Dr. Cox acknowledges and agrees that both during the term of his employment with QLT and at all times thereafter, without the express or implied consent of QLT, Dr. Cox will not:

(a)

Disclose – Disclose to any company, firm or person, other than QLT and its employees, consultants, advisers, directors and officers, any Confidential Information, except to the extent protected by an obligation or agreement of confidentiality; or

(b)	Use – Use any Confidential Information that he may acquire for his own purposes or for any purposes, other than those of QLT.

6.3	Intellectual Property Rights

(a)

Disclose Inventions – Dr. Cox agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like that Dr. Cox may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his employment with QLT that specifically relate to the then business of QLT (collectively, “Inventions”).

(b)

Inventions are QLT Property – All Inventions and all other product of the work of Dr. Cox for QLT will at all times and for all purposes be the property of, and are hereby assigned by Dr. Cox to, QLT for QLT to use, alter, vary, adapt and exploit as it will see fit, and will be acquired or held by Dr. Cox in a fiduciary capacity solely for the benefit of QLT.

(c)	Additional Requirements – Dr. Cox agrees to:

I.	Treat all information with respect to Inventions as Confidential Information.

II.	Keep complete and accurate records of Inventions, which records will be the property of QLT and copies of which records will be maintained at the premises of QLT.

III.

Execute all assignments and other documents required and reasonably requested by QLT to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other product of the work of Dr. Cox for QLT, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials,

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goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trademarks and other forms of protection that may be available.

IV.	Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.

6.4

Records – Dr. Cox agrees that all records or copies of records concerning QLT’s activities, business interests or investigations made or received by him during his employment with QLT are and will remain the property of QLT. He further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his employment or at any time during his employment at QLT’s request.

6.5

No Use of Former Employer’s Materials and Information – Dr. Cox certifies that he has not brought to QLT and will not use while performing his employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer. Dr. Cox certifies, warrants, and represents that his performance of all provisions of this Agreement will not breach any agreement or other obligation to keep in confidence proprietary or confidential information known to him before or after the commencement of employment with QLT. Dr. Cox will not disclose to QLT, use in the performance of his work for QLT, or induce QLT to use, any Inventions (as defined above), confidential or proprietary information, or other material or documents belonging to any previous employer or to any other party in violation of any obligation of confidentiality to such party or in violation of such party’s proprietary rights; including without limitation whether any products or services of such previous employer or other person actually incorporated, used, or were designed or modified based upon such information, and even if such information constitutes negative know-how.

7.	POST-EMPLOYMENT RESTRICTIONS

7.1

Non-Compete – Dr. Cox agrees that, by virtue of his senior position with QLT, he possesses and will possess strategic sensitive information concerning the business of QLT, its affiliates and subsidiaries. As a result, and in consideration of the payments to be made by QLT to Dr. Cox under this Agreement, without the prior written consent of QLT, for a period of 9 months following termination of his employment with QLT for any reason (by resignation or otherwise), as measured from his Last Day, Dr. Cox will not:

(a)

Participate in a Competitive Business – Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT or any of its affiliates or subsidiaries with respect to:

I.

the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current product candidates or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Dr. Cox’s Last Day, or

II.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye,

anywhere in Canada, the United States or Europe.

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(b)

Solicit on Behalf of a Competitive Business – Directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

I.

the development and/or commercialization and/or marketing of pharmaceutical products that are directly competitive with QLT’s or its subsidiaries’ then current product candidates or any other products then being commercialized by or on behalf of QLT or its affiliates or subsidiaries which individually have worldwide annual net sales of U.S.$50 million or more in the calendar year preceding Dr. Cox’s Last Day, or

II.	the development and/or commercialization and/or marketing of pharmaceutical products for treating ophthalmic indications associated with endogenous retinyl deficiencies in the eye,

anywhere in Canada, the United States or Europe.

(c)

Solicit Employees – Directly or indirectly solicit any individual to leave the employment of QLT or any of its affiliates or subsidiaries for any reason or interfere in any other manner with the employment relationship existing between QLT, its affiliates or subsidiaries and its current or prospective employees.

(d)

Solicit Customers – Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT or its affiliates or subsidiaries to cease doing business with QLT, its affiliates or subsidiaries or in any way interfere with the existing business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT or its affiliates or subsidiaries.

7.2

Minority Share Interests Allowed – The parties agree that nothing contained in paragraph 7.1 is intended to prohibit Dr. Cox from owning less than 5% of the issued and outstanding stock of any company whose stock or shares are traded publicly on a recognized exchange.

8.	REMEDIES

8.1	Irreparable Damage – Dr. Cox acknowledges and agrees that:

(a)	Breach – Any breach of provisions of Sections 6 and 7 of this Agreement could cause irreparable damage to QLT; and

(b)

Consequences of Breach – In the event of a breach of any provision of this Agreement by Dr. Cox, QLT will have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of the provisions of this Agreement including, without limitation, the provisions of Sections 6 and 7.

8.2

Injunction – In the event of any dispute under Sections 6 and/or 7, Dr. Cox agrees that QLT will be entitled, without showing actual damages, to a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security will be required from QLT in connection therewith.

8.3

Additional Remedies – Dr. Cox acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it will see fit.

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9.	GENERAL MATTERS

9.1

Tax Withheld – The parties acknowledge and agree that certain payments to be made by QLT to Dr. Cox under this Agreement will be subject to QLT’s withholding of applicable withholding taxes and that the payments are currently taxable benefits for Canadian income tax purposes and may also be taxable benefits for U.S. income tax purposes, unless express exemptions exist.

9.2	Independent Legal Advice – Dr. Cox acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

9.3	Binding Agreement – The parties agree that this Agreement will inure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

9.4

Governing Law – The parties agree that this Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

9.5

Notice – The parties agree that any notice or other communication required to be given under this Agreement will be in writing and will be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:

(a)	If to QLT – Attention: Chairman, Fax No. (604) 707-7001,

with a copy to:

QLT Inc.

887 Great Northern Way, Suite 250

Vancouver, British Columbia

Attention:         Principal Legal Officer

Fax No.:           (604) 873-0816

(b)	If to Dr. Cox – To the address for Dr. Cox specified on page 1 of this Agreement;

or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally will be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission will be deemed to have been given and received on the next business day following the date of transmission.

9.6	Survival of Terms

(a)

Dr. Cox’s Obligations – Dr. Cox acknowledges and agrees that his representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 6, 7, 8 and 9 of this Agreement will survive any termination of this Agreement.

(b)

Company’s Obligations – QLT acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 2, 3, 4 and 9 of this Agreement will survive any termination of this Agreement.

9.7

Waiver – The parties agree that any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by indulgence, delay or other act, omission or conduct. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

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9.8

Entire Agreement – The parties agree that the provisions contained in this Agreement and any stock option agreements entered into between QLT and Dr. Cox constitute the entire agreement between QLT and Dr. Cox with respect to the subject matters hereof and thereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and Dr. Cox regarding the subject matters hereof and thereof. To the extent that there is any conflict between the provisions of this Agreement and any stock option agreements, between QLT and Dr. Cox, the following provisions will apply:

(a)

Stock Options – If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT, the provisions of the stock option agreements will govern (unless the parties otherwise mutually agree).

(b)	Other – In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

9.9

Severability of Provisions – If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law):

(a)	The application of that provision under circumstances different from those adjudicated by the court;

(b)	The application of any other provision of this Agreement; or

(c)	The enforceability or invalidity of this Agreement as a whole.

If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

9.10

Captions – The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

9.11	Amendments – Any amendment to this Agreement will only be effective if the amendment is in writing and is signed by QLT and Dr. Cox.

9.12

Employment Standards – In the event that the minimum standards in the Employment Standards Act (B.C.) as they exist from time to time or any other applicable employment standards legislation are more favorable to Dr. Cox in any respect than provided for herein, including but not limited to the provisions in respect of notice of termination, the provisions of the Employment Standards Act shall apply.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.

QLT INC.

By:	/s/ Jeffrey Meckler	/s/ Dr. Geoffrey F. Cox

	MR. JEFFREY MECKLER	DR. GEOFFREY F. COX
DIRECTOR AND CHAIR, EXECUTIVE TRANSITION COMMITTEE

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SCHEDULE A

FINAL RELEASE

IN CONSIDERATION OF the payments made to me by QLT Inc. (hereinafter called “QLT”) pursuant to paragraph 4.3 of the Employment Agreement dated the 23rd day of October, 2014 between the undersigned and QLT (the “Employment Agreement”), effective the date of this Release, I, Geoffrey F. Cox of                                          do hereby remise, release and forever discharge QLT, having a place of business at 887 Great Northern Way, Suite 250 in the City of Vancouver, Province of British Columbia, V5T 4T5, its officers, directors, servants, employees and agents, and their heirs, executors, administrators, successors and assigns, as the case may be, of and from any and all manner of actions, causes of action, suits, contracts, claims, damages, costs and expenses of any nature or kind whatsoever, whether in law or in equity, which as against QLT or such persons as aforesaid or any of them, I have ever had, now have, or at any time hereafter I or my personal representatives can, shall or may have, by reason of or arising out of my employment with QLT and/or the subsequent termination of my employment with QLT on or about                 , 20     , or in any other way connected with my employment with QLT and more specifically, without limiting the generality of the foregoing, any and all claims for damages for termination of my employment, constructive termination of my employment, loss of position, loss of status, loss of future job opportunity, loss of opportunity to enhance my reputation, the timing of the termination and the manner in which it was effected, loss of bonuses, loss of shares and/or share options, loss of benefits, including life insurance and short and long-term disability benefit coverage, and any other type of damages arising from the above. Notwithstanding the foregoing, nothing in this Release will act to remise, release or discharge QLT from obligations, if any, which QLT may have to me by reason of or relating to my service on the Board of Directors of QLT, under Section 4.3 of the Employment Agreement, pursuant to paragraph 2.1(j) of the Employment Agreement or any indemnity agreements previously entered into between me and QLT or from any rights I may have to claim coverage under QLT’s past, current or future director and/or officer insurance policies, in either case with respect to existing or future claims that may be brought by third parties.

IT IS UNDERSTOOD AND AGREED that this Release includes any and all claims arising under the Employment Standards Act, Human Rights Code, or other applicable legislation and that the consideration provided includes any amount that I may be entitled to under such legislation.

IT IS FURTHER UNDERSTOOD AND AGREED that this Release is subject to compliance by QLT with its obligations under paragraph 4.3 of the Employment Agreement.

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IT IS FURTHER UNDERSTOOD AND AGREED that this is a compromise and is not to be construed as an admission of liability on the part of QLT. The terms of this Release set out the entire agreement between QLT and me with respect to the matters described herein and are intended to be contractual and not a mere recital.

IT IS FURTHER UNDERSTOOD AND AGREED that I will keep the contents of this settlement and all communication relating thereto confidential except to Revenue Canada and the U.S. Internal Revenue Service or as is required to obtain legal and tax advice, or to enforce my rights hereunder in a court of law, as is required by law.

IT IS FURTHER UNDERSTOOD AND AGREED that the consideration described herein was voluntarily accepted by me for the purpose of making a full and final settlement of all claims described above and that prior to agreeing to the settlement, I was advised by QLT of my right to receive independent legal advice.

IN WITNESS WHEREOF this Release has been executed effective the      day of         , 20     .

SIGNED, SEALED AND DELIVERED	)
By Geoffrey F. Cox in the presence of:	)
)

Signature of Witness
)
	)	Dr. Geoffrey F. Cox
Name of Witness	)
)
)
Address	)
)
)
)
Occupation	)

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